Exhibit 10.3

AMENDMENT
TO THE
LIGHTBRIDGE CORPORATION
2015 EQUITY INCENTIVE PLAN

THIS AMENDMENT is made as of November 20, 2015, by Lightbridge Corporation, a Nevada corporation (the “Company”).

WHEREAS, the Company has heretofore established and maintains the Lightbridge Corporation 2015 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 13 of the Plan, the Board of Directors has the authority to amend the Plan; and

WHEREAS, after determining that it is in the best interests of the Company and its stockholders, the Compensation Committee of the Board of Directors approved, and the Board of Directors ratified and approved, an amendment to Section 4.3 of the Plan to increase the individual limit for awards thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended by restating Section 4.3 of the Plan in its entirety, effective immediately as follows:

“4.3 Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any one (1) year period, Options to purchase Common Stock and Stock Appreciation Rights with respect to more than one million five hundred thousand (1,500,000) shares of Common Stock in the aggregate or any other Awards with respect to more than one million five hundred thousand (1,500,000) shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall count toward the individual share limit set forth in this Section 4.”